Exhibit 99.3

FOR IMMEDIATE RELEASE

October 26, 2011

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Updates Share Repurchase Program and Strategic Goals

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 124-year-old IBERIABANK (www.iberiabank.com), announced the completion of its share repurchase program authorized in August 2011 and the commencement of a new share repurchase program. The Company also announced an update to its strategic goals. A presentation regarding a strategic overview and key financial goals for the Company can be found on the Company’s website under “Investor Relations” and then “Presentations.”

Completed Share Repurchase Program

On August 2, 2011, the Company announced a share repurchase program for 900,000 shares of common stock, or approximately 3% of common shares outstanding at the time of announcement. That share repurchase program was completed during the third quarter of 2011. The weighted average price of shares purchased under that program was $45.98 per share, or an aggregate purchase price of approximately $41 million. The Company currently estimates the completed share repurchase program will add $0.07 to $0.09 to fully-diluted earnings per share on an annual basis, based on certain assumptions.

Completed Share Repurchase Programs

Repurchase Program	Announced	Completed	Months	Shares Purchased*	Weighted Average Price*
February 2000	2/17/00	12/11/00	10	375,000	$14.30
December 2000	12/12/00	12/17/01	12	375,000	22.44
December 2001	12/18/01	12/2/02	11	375,000	30.22
November 2002	11/18/02	9/2/03	9	162,500	35.10
September 2003	9/17/03	6/24/04	9	375,000	46.44
June 2004	6/25/04	5/4/05	10	218,750	47.23
May 2005	5/4/05	5/15/07	24	375,000	51.54
August 2011	8/2/11	9/16/11	2	900,000	45.98

*	Adjusted for 5-for-4 stock split paid on August 15, 2005.

Newly Authorized Share Repurchase Program

The Company announced today that the Board of Directors of the Company authorized the repurchase of up to 900,000 shares of the Company’s outstanding common stock. This share repurchase authorization equates to approximately 3% of total shares outstanding. Stock repurchases under this program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. Consistent with prior share repurchase programs, the Company currently anticipates the share repurchase program will be completed within a one-year time frame.

Daryl G. Byrd, President and Chief Executive Officer, commented, “The recently completed share repurchase program and the newly authorized share repurchase program provide an excellent opportunity to enhance shareholder value, while maintaining superior capital strength at our Company. These share repurchase programs, in concert with our continued organic balance sheet growth and acquisition opportunities, provide a balanced and methodical approach to capital management.”

Strategic Overview

The Company routinely recalibrates its strategic goals every five years and today announced an update to the strategic overview and key financial goals for the organization. The key financial goals are as follows:

•	Return on average tangible equity of 13%-17%. Measured by the end of the three to five year planning period and excluding acquisition and conversion costs.

•	Tangible efficiency ratio of 60% or less. Measured by the end of the three to five year planning period and excluding acquisition and conversion costs.

•	Asset quality measures in the top 10% of our peers. Measured as nonperforming assets as a percent of total assets, excluding FDIC covered assets.

•	Double-digit earnings per share growth. Measured on an annual basis throughout the three to five year planning period, excluding acquisition and conversion costs.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with $11.5 billion in assets and $1.5 billion in shareholders’ equity at September 30, 2011. The Company has 262 combined offices, including 171 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 24 title insurance offices in Arkansas and Louisiana, mortgage representatives in 60 locations in 12 states, six locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, LLC office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on October 26, 2011.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.